SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒ Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ALEXION PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

ALEXION PHARMACEUTICALS, INC.

352 Knotter Drive

Cheshire, Connecticut 06410

(203) 272-2596

November 1, 2005

Dear Fellow Stockholder:

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, December 9, 2005, in the Park Avenue Room at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017.

This year, you are being asked:

(1)	To elect eight directors to the Company’s Board of Directors, constituting the entire Board, to serve for the ensuing year; and

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed form of proxy and mail it in the envelope provided at your earliest convenience. Thank you for your cooperation.

Very truly yours,

Leonard Bell, M.D.

Chief Executive Officer,

Secretary and Treasurer

ALEXION PHARMACEUTICALS, INC.

Cheshire, Connecticut

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 9, 2005

November 1, 2005

Notice is hereby given that the Annual Meeting of Stockholders of Alexion Pharmaceuticals, Inc. will be held on Friday, December 9, 2005, at 10:00 a.m. in the Park Avenue Room at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017 for the following purposes:

(1)	To elect eight directors to the Company’s Board of Directors, constituting the entire Board, to serve for the ensuing year;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on October 28, 2005 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to be with us at the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it in the envelope provided at your earliest convenience so that your shares may be represented at the meeting and to ensure a quorum. No postage is required if mailed in the United States. When completing your form of proxy, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

A copy of the Company’s Annual Report on Form 10-K for the year ended July 31, 2005, containing financial data and a summary of operations for 2005, is being mailed to the stockholders with this proxy statement.

Leonard Bell, M.D.

Secretary

ALEXION PHARMACEUTICALS, INC.

352 Knotter Drive

Cheshire, Connecticut 06410

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of common stock, par value $.0001 per share (the “Common Stock”), of Alexion Pharmaceuticals, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Friday, December 9, 2005, at 10:00 a.m. in the Park Avenue Room at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

Proxies will be mailed to stockholders on or about November 1, 2005 and will be solicited by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of the Company who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so. If any special employees or solicitors are retained, the Company will bear the expense of such retention.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing with the Secretary of the Company a written notice of revocation, or by mailing a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company’s Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in a manner recommended by the Board of Directors.

Record Date and Voting Rights

Only stockholders of record at the close of business on October 28, 2005 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On October 28, 2005 there were 30,864,556 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the

Annual Meeting. The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (1) instructions have not been received from the beneficial owner and (2) the brokers do not have discretionary voting authority to vote on such matter. Abstentions and broker non-votes are not treated as a vote “for” or a vote “against” any of the proposals to which such abstentions or broker non-votes apply.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of October 1, 2005 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the “SEC”)) of the Company’s Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table (see our Proxy Statement “Proposal No.1 Election of Directors”); and (iv) all directors and Section 16 officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109(3)	2,793,290	9.1%

Sectoral Asset Management, Inc 1000 Sherbrooke Street West Montréal, Canada H3A 3G4(3)	2,210,840	7.2%

T. Rowe Price Associates, Inc 100 E. Pratt Street Baltimore, MD 21202(3)	2,036,700	6.6%

Sigma Capital Management L.L.C. 812 Carrington Drive Raleigh, NC 27615(3)	1,861,305	6.1%

Ziff Brothers Investments, L.L.C. 55 Railroad Avenue Greenwich, CT 06830(4)	1,677,773	5.4%

Leonard Bell, M.D.(5)	849,654	2.7%

David W. Keiser(6)	265,930	*

Stephen P. Squinto, Ph.D.(7)	144,875	*

Thomas I.H. Dubin, J.D.(8)	114,875	*

Christopher F. Mojcik, M.D., Ph.D.(9)	107,562	*

Joseph A. Madri, Ph.D., M.D.(10)	101,792	*

Max Link, Ph.D.(11)	71,615	*

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
R. Douglas Norby(12)	50,292	*

Alvin S. Parven(13)	49,192	*

Vikas Sinha(14)	20,000	*

Larry L. Mathis(15)	10,625	*

Ruedi E. Waeger, Ph.D.(16)	0	*

All directors and Section 16 officers as a group (12 persons)(17)	1,786,412	5.5%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.
(2)	To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)	These figures are based upon information set forth in Schedule 13F dated June 30, 2005.
(4)	This figure is based upon information set forth in Schedule 13G dated January 28, 2005.
(5)	Includes 549,093 shares of common stock that may be acquired upon the exercise of options within 60 days of October 1, 2005 and 300 shares, in aggregate, held in the names of Dr. Bell’s three children. Excludes 71,669 shares obtainable through the exercise of options, granted to Dr. Bell, which are not exercisable within 60 days of October 1, 2005 and 90,000 shares held in trust for Dr. Bell’s children. Dr. Bell disclaims beneficial ownership of the shares held in the names of his children.
(6)	Includes 196,130 shares of common stock which may be acquired upon the exercise of options within 60 days of October 1, 2005 and 300 shares, in aggregate, held in the names of Mr. Keiser’s three children. Excludes 43,875 shares obtainable through the exercise of options, granted to Mr. Keiser, which are not exercisable within 60 days of October 1, 2005. Mr. Keiser disclaims beneficial ownership of the shares held in the names of his minor children.
(7)	Includes 140,875 shares of common stock which may be acquired upon the exercise of options within 60 days of October 1, 2005. Excludes 40,125 shares obtainable through the exercise of options, granted to Dr. Squinto, which are not exercisable within 60 days of October 1, 2005.
(8)	Includes 99,875 shares of common stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2005. Excludes 33,125 shares obtainable through the exercise of options granted to Mr. Dubin, which are not exercisable within 60 days of October 1, 2005.
(9)	Includes 104,562 shares of common stock, which may be acquired upon the exercise of options within 60 days of October 1, 2005. Excludes 37,438 shares obtainable through the exercise of options granted to Dr. Mojcik, which are not exercisable within 60 days of October 1, 2005.
(10)	Includes 46,792 shares of common stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2005. Excludes 10,708 obtainable through the exercise of options granted to Dr. Madri, which are not exercisable within 60 days of October 1, 2005.
(11)	Includes 28,958 shares of common stock which may be acquired upon the exercise of options within 60 days of October 1, 2005. Excludes 10,708 shares obtainable through the exercise of options granted to Dr. Link, which are not exercisable within 60 days of October 1, 2005.
(12)	Includes 50,292 shares of common stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2005. Excludes 10,708 shares obtainable through the exercise of options granted to Mr. Norby, which are not exercisable within 60 days of October 1, 2005.
(13)	Includes 49,192 shares of common stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2005. Excludes 10,708 shares obtainable through the exercise of options granted to Mr. Parven, which are not exercisable within 60 days of October 1, 2005.
(14)	None of any options granted to Mr. Sinha are exercisable within 60 days of October 1, 2005. Excludes 85,000 shares obtainable through the exercise of options granted to Mr. Sinha, which are not exercisable within 60 days of October 1, 2005.
(15)	Includes 9,625 shares of common stock which may be acquired on the exercise of options that are exercisable within 60 days of October 1, 2005. Excludes 9,875 shares obtainable through the exercise of options granted to Mr. Mathis, which are not exercisable within 60 days of October 1, 2005.

(16)	None of any options granted to Dr. Waeger are exercisable within 60 days of October 1, 2005. Excludes 12,000 shares obtainable through the exercise of options granted to Dr. Waeger, which are not exercisable within 60 days of October 1, 2005.
(17)	Consists of shares beneficially owned by Drs. Bell, Link, Madri, Mojcik, Squinto and Waeger and Messrs. Dubin, Keiser, Mathis, Norby, Parven, and Sinha. Includes 1,275,394 shares of common stock, which may be acquired upon the exercise of options within 60 days of October 1, 2005.
*	Less than one percent.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight directors, constituting the Company’s entire Board of Directors, have been nominated for re-election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Below please find information about the nominees for directors:

Director	Age	Year First Became Director	Principal Occupation During The Past Five Years and Directorships in Public Reporting and Other Companies
Leonard Bell, M.D.	47	1992	Chief Executive Officer, Secretary and Treasurer since January 1992, and director of the Company since February 1992; President of the Company from January 1992 to April 2002; Adjunct Assistant Professor of Medicine and Pathology at Yale University School of Medicine.

David W. Keiser	54	2002	President and director of the Company since April 2002; Chief Operating Officer of the Company since July 1992; Executive Vice President of the Company from July 1992 to April 2002.

Max Link, Ph.D.(1)(4)	65	1992	Chairman of the Company’s board of directors since December 2002, Chairman and Chief Executive Officer of CenterPulse, AG, a medical implant company from March 2001 to September 2003; Retired from 1994 to 2001; Chief Executive Officer of Corange (Bermuda) from May 1993 to June 1994; Chairman of the Board of Sandoz Pharma, Ltd. from 1992 to 1993 and Chief

Director	Age	Year First Became Director	Principal Occupation During The Past Five Years and Directorships in Public Reporting and Other Companies
			Executive Officer of Sandoz Pharma, Ltd. from 1987 to 1992; Chairman of the Board of Directors of Protein Design Labs, Inc., CytRx Corporation, as well as Celsion Corporation, and is also a director of Access Pharmaceuticals, Inc., Discovery Labs, Inc. and Human Genome Sciences, Inc., each a publicly held pharmaceutical and/or life-science company.

Joseph A. Madri, Ph.D., M.D. (2)(4)	59	1992	Faculty Member of the Yale University School of Medicine since 1980.

Larry L. Mathis(1)(3)	62	2004	Executive consultant with D. Petersen & Associates since 1998 which provides counsel to select clients on leadership strategies, integrated systems and governance; Served in various capacities within The Methodist Hospital System for the 27 years prior to joining D. Petersen & Associates; Consultant to the Chairman of the Board of The Methodist Hospital System from 1997 to 1998; President and Chief Executive Officer, as well as a member of the Board of Directors of the Methodist Hospital System, from 1983 to 1997.

R. Douglas Norby(1)(3)	70	1999	Senior Vice President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging, since July 2003; Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company, from March 2002 to February 2003; Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks, from December 2000 to March 2002; Executive Vice President and Chief Financial Officer of LSI Logic Corporation from 1996 to 2000; serves as a director of LSI Logic Corporation, STATS ChipPAC, Ltd., Jazz Semiconductor, Inc. each a semiconductor company, and Engenio Information Technologies, Inc., a data storage systems company.

Alvin S. Parven(2)(3)	65	1999	President of ASP Associates, a management and strategic consulting firm, since 1997; Vice President at various operating subsidiaries of Aetna Insurance Corporation from 1987 to 1997.

Ruedi E. Waeger, Ph.D.(2)(4)	62	2005	President, Chief Executive Officer, and a director of Aventis Behring L.L.C., a global plasma therapeutics product business, from April 1998 to March 2004; director of Guidant Corporation, a medical device

Director	Age	Year First Became Director	Principal Occupation During The Past Five Years and Directorships in Public Reporting and Other Companies
manufacturer, since 1995; a director of Talecris Biotherapeutics, a therapeutic proteins company, and Eximias Pharmaceutical Corporation, since March 2005. Dr. Waeger was nominated to our board of directors by an independent director.

(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Compensation Committee of the Board of Directors.
(3)	Member of the Nominating and Governance Committee of the Board of Directors.
(4)	Member of the Compliance and Quality Committee of the Board of Directors.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

During the fiscal year ended July 31, 2005, the Board of Directors held six meetings. During the past fiscal year each incumbent director attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which he served. It is the Company’s policy that members of the Board of Directors should attend and be present at the Annual Meeting of Stockholders. Seven members of the Board of Directors then constituting the entire Board attended the 2004 Annual Meeting of Stockholders.

The Board of Directors has determined that six of its eight members (Drs. Link, Madri and Waeger, and Messrs. Mathis, Norby, and Parven) are “independent directors” as that term is defined under the National Association of Securities Dealers’ (“NASD”) Listing Standards. During each of the regularly scheduled quarterly meetings this past fiscal year, the Board of Directors met in executive session where only the independent directors were present without any members of the Company’s management.

Audit Committee

In February 1993, the Board established a separately designated standing Audit Committee to review the internal accounting procedures of the Company, consult with the Company’s independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. Dr. Link, Mr. Mathis and Mr. Norby are the current members of the Audit Committee, each of whom the Company’s Board of Directors has determined to be an “independent director” as that term is defined under the NASD Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Norby is an “audit committee financial expert” as that term is defined under the NASD Listing Standards and the SEC rules and regulations. During the fiscal year ended July 31, 2005, the Audit Committee held twelve meetings.

Compensation Committee

In February 1993, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines or recommends compensation of the chief executive officer and all other executive officers, and administers the Company’s non-formula based equity compensation and incentive plans. During the Company’s fiscal year 2005, Dr. Madri, Mr. Parven and Dr. Waeger served as the members of the Compensation Committee, with Dr. Waeger elected to the Board and appointed to serve on the Compensation Committee in March 2005. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is an “independent director” as that term is defined under the NASD Listing Standards. During the fiscal year ended July 31, 2005, the Compensation Committee held six meetings.

Nominating and Governance Committee

In June 2003, the Board of Directors established the Nominating and Governance Committee to provide leadership and guidance to the Company, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to the Company, and make recommendations regarding committee membership. During the Company’s fiscal year 2005, Messrs. Mathis, Norby and Parven served as the members of the Nominating and Governance Committee, each of whom the Company’s Board of Directors has determined to be an “independent director” as that term is defined under the NASD Listing Standards. During the fiscal year ended July 31, 2005, the Nominating and Governance Committee held one meeting. The Nominating and Governance Committee Charter is posted on the Company’s website at www.alexionpharm.com.

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nominating and Governance Committee to consider candidates for the Board membership recommended by Nominating and Governance Committee members and other Board members, management, the Company’s stockholders, third-party search firms and any other appropriate sources. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such a firm only if the candidate is elected to the Board or is recommended to the Board by the Nominating and Governance Committee for inclusion in the slate of nominees to be elected at the Annual Meeting of Stockholders. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Governance Committee of the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: General Counsel. Recommendations must be received by July 1, 2006 to be considered for the 2006 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of the Company’s Common Stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating and Governance Committee will consider the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the NASD Listing Standards) and the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating and Governance Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended by any other source.

Compliance and Quality Committee

In December 2004, the Board established a Compliance and Quality Committee. The Compliance and Quality Committee provides leadership and guidance to the Company on all aspects of regulatory and product compliance matters, except where those matters involve financial controls or the internal financial audit function. Dr. Link, Dr. Madri and Dr. Waeger are the current members of the Compliance and Quality Committee, each of whom is an “independent director” as that term is defined under the NASD Listing Standards. During the fiscal year ended July 31, 2005, the Compliance and Quality Committee held one meeting.

Stockholder Communications with the Board of Directors

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Thomas I.H. Dubin, Esq., General Counsel. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of the Company’s Common Stock beneficially owned by the stockholder.

The General Counsel of the Company will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the General Counsel considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the General Counsel considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock, to file initial reports of beneficial ownership of the Company’s stock and reports of changes in beneficial ownership of the Company’s stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal year ended July 31, 2005 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except for each of Dr. Bowdish, Senior Vice President, Antibody Discover and President, Alexion Antibody Technologies, and Mr. Dubin, Senior Vice President and General Counsel, each of whom failed to file on a timely basis a report required by Section 16(a) with respect to one transaction. Each transaction has been subsequently reported.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid and certain other compensation paid by the Company during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company for such periods in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation		Other Compensation		Long Term Compensation
Name and Principal Position		Base Salary	Bonus Compensation			Restricted Stock Awards ($)		Options (number of shares)
Leonard Bell, M.D. Chief Executive Officer, Secretary and Treasurer	2005 2004 2003	$429,245 363,751 355,638	$275,000 112,000 90,000	$6,667 4,667 5,696	(1) (1) (1)	$229,275 — —	(2)	42,500 37,000 20,000

David W. Keiser President and Chief Operating Officer	2005 2004 2003	$303,271 276,892 271,462	$140,000 85,000 60,000	$6,530 5,516 5,516	(1) (1) (1)	$81,520 — —	(2)	20,000 22,000 27,000

Stephen P. Squinto, Ph.D. Executive Vice President and Head of Research	2005 2004 2003	$259,980 233,928 227,115	$107,000 35,000 35,000	$6,296 5,011 5,010	(1) (1) (1)	$81,520 — —	(2)	20,000 22,000 12,000

Christopher Mojcik, M.D., Ph.D. Senior Vice President, Clinical Development	2005 2004 2003	$252,639 224,013 208,142	$92,000 40,000 35,000	$5,475 5,825 5,770	(1) (1) (1)	$61,140 — —	(2)	18,000 25,000 10,000

Thomas I.H. Dubin, J.D. Senior Vice President and General Counsel	2005 2004 2003	$235,090 218,214 209,475	$89,000 33,000 30,000	$5,165 5,010 5,010	(1) (1) (1)	$264,940 — —	(2)	26,000 20,000 10,000

(1)	Represents the Company’s matching contribution pursuant to its 401(k) defined contribution plan.
(2)	The value of restricted stock awards is based on the closing price of the Company’s common stock of $20.38 per share quoted on the Nasdaq National Market System on March 9, 2005, the date of grant of restricted stock awards. The total number of shares of restricted stock held by the named executive officers as of July 31, 2005, and the total value of these restricted shares (based on the $26.04 per share closing price of the Company’s common stock on the NASDAQ National Market System on July 29, 2005) are as follows: Dr. Bell held 11,250 shares of restricted stock ($292,950); Mr. Keiser held 4,000 shares of restricted stock ($104,160); Dr. Squinto held 4,000 shares of restricted stock ($104,160); Dr. Mojcik held 3,000 shares of restricted stock ($78,120); and Mr. Dubin held 13,000 shares of restricted stock ($338,520). Restricted stock granted to the named executive officers vests over a four year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.

The following table sets forth information with respect to option grants in the fiscal year ended July 31, 2005 to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year(3)		Exercise or Base Price ($/sh)(4)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Name							5%($)	10%($)
Leonard Bell, M.D.	20,000 22,500	(1) (1)	2.0 2.3	% %	$16.10 20.38	09/8/2014 03/9/2015	$203,156 281,416	$514,222 719,722
David W. Keiser	12,000 8,000	(2) (2)	1.2 1.0	% %	16.10 20.38	09/8/2014 03/9/2015	121,893 100,059	308,534 255,901
Stephen P. Squinto, Ph.D.	12,000 8,000	(2) (2)	1.2 1.0	% %	16.10 20.38	09/8/2014 03/9/2015	121,893 100,059	308,534 255,901
Christopher F. Mojcik, M.D., Ph.D.	12,000 6,000	(2) (2)	1.2 1.0	% %	16.10 20.38	09/8/2014 03/9/2015	121,893 75,044	308,534 191,926
Thomas I.H. Dubin, J.D.	10,000 16,000	(2) (2)	1.0 1.6	% %	16.10 20.38	09/8/2014 03/9/2015	101,578 200,118	257,111 511,803

(1)	The options will become exercisable in 12 quarterly installments over three years commencing on the date of grant. The options expire ten years from date of grant.
(2)	The options will become exercisable in 16 quarterly installments over four years commencing on the date of grant. The options expire ten years from date of grant.
(3)	Based upon options to purchase 991,600 shares granted to all employees during fiscal year 2005.
(4)	Exercise price is equal to fair market value of the Company’s Common Stock on the date of grant.
(5)	The 5% and 10% assumed rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

The following table sets forth information with respect to (i) stock options exercised in fiscal 2005 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at July 31, 2005.

AGGREGATED OPTION EXERCISES

IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised, In-the-Money Options at Fiscal Year End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard Bell, M.D.	175,000	$2,967,404	565,479	58,876	$6,068,910	$439,365
David W. Keiser	69,000	1,243,143	218,187	40,813	2,503,540	360,960
Stephen P. Squinto, Ph.D.	117,500	1,598,753	136,875	36,125	1,417,466	295,094
Christopher F. Mojcik, M.D., Ph.D.	—	—	100,312	35,688	914,078	271,132
Thomas I.H. Dubin, J.D.	—	—	96,375	30,625	339,675	245,525

(1)	Based on the average of the high and low sale price of the Common Stock on July 29, 2005 of $20.12.

Employment Agreements

Dr. Leonard Bell, Chief Executive Officer, Secretary and Treasurer of the Company, has a three-year employment agreement with the Company, with provisions for automatic one year extensions, dated October 20, 2003. The agreement provides that Dr. Bell will be employed as the Chief Executive Officer of the Company and that the Company will use its best efforts to cause Dr. Bell to be elected to the Board of Directors for the term of the agreement. Dr. Bell currently receives an annual base salary of $490,000.

Under the terms of Dr. Bell’s employment agreement, in the event that his employment with the Company terminates at any time other than within two years after a change in control (i) other than for cause, or (ii) following a constructive termination (with “change in control,” “cause,” and “constructive termination” defined in the employment agreement), or (iii) if Dr. Bell’s employment is not renewed on terms substantially similar to those provided under the employment agreement at the end of the term of the agreement, the Company will be obligated to pay Dr. Bell for a period of three years following the date of termination a severance payment in the amount equal to the sum of (a) Dr. Bell’s then current base salary and (b) the average bonus received by Dr. Bell for the two years preceding the year in which termination occurs.

If within two years after a change in control of the Company, Dr. Bell’s employment is terminated (i) other than for cause, (ii) following constructive termination, or (iii) for good reason (with “good reason” defined in the employment agreement) between six months and two years following a change in control, or (iv) if Dr. Bell’s employment is not renewed on terms substantially similar to those provided under the employment agreement at the end of the term of the agreement, the Company will be obligated to pay Dr. Bell a cash lump sum equal to three times the yearly severance payment referenced above. Dr. Bell will also be entitled to this severance payment if he elects to terminate his employment without any basis for such termination between six months and one year following a change in control.

If Dr. Bell’s employment terminates for any of the reasons described above, or if a change in control occurs, all of his stock options and stock awards will vest and become immediately exercisable and remain exercisable through their original terms. If Dr. Bell is not able to continue his employment due to a physical or mental incapacity or disability (as specified in his employment agreement), all stock options and stock awards held by him prior to his disability will vest and become immediately exercisable. Dr. Bell’s, employment agreement also provides that if he becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, the Company shall make a special payment to him such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax.

Mr. David W. Keiser, President and Chief Operating Officer, has a three-year employment agreement with the Company, with provisions for automatic one-year extensions, dated October 20, 2003. The agreement provides that Mr. Keiser will be employed as the President of the Company and that the Company will use its best efforts to cause Mr. Keiser to be elected to the Board of Directors for the term of the agreement. Mr. Keiser currently receives an annual base salary of $334,400.

Dr. Stephen P. Squinto, Executive Vice President and Head of Research, has a three-year employment agreement with the Company, with provisions for automatic one year extensions, which commenced on October 20, 2003. Dr. Squinto currently receives an annual base salary of $290,510.

Mr. Vikas Sinha, Senior Vice President and Chief Financial Officer, has a three-year employment agreement with the Company, with provisions for automatic one year extensions, which commenced on September 1, 2005. Mr. Sinha currently receives an annual base salary of $280,000.

Under the terms of each of Mr. Keiser’s, Dr. Squinto’s and Mr. Sinha’s respective employment agreements, in the event that such executive’s employment with the Company terminates at any time other than within two years after a change in control (i) other than for cause, or (ii) following a constructive termination, (with “change in control,” “cause,” and “constructive termination” defined in the respective employment agreements), or (iii) if the executive’s employment is not renewed on terms substantially similar to those provided under his respective employment agreement at the end of the term of the agreement, the Company will be obligated to pay each of Mr. Keiser and Dr. Squinto for a period of two years and pay Mr. Sinha for a period of one year, in each case, following the date of termination a severance payment in the amount equal to the sum of (a) such executive’s then current base salary and (b) the average bonus received by the executive for the two years preceding the year in which termination occurs.

If within two years after a change in control of the Company, the executive’s employment is terminated (i) other than for cause, (ii) following constructive termination, or (iii) for good reason (with “good reason” defined in such executive’s respective employment agreement) between six months and two years following a change in control, or (iv) if the executive’s employment is not renewed on terms substantially similar to those provided under his respective employment agreement at the end of the term of the agreement, the Company will be obligated to pay the executive a cash lump sum equal to three times, in the case of Mr. Keiser and Dr. Squinto, and one-and-a-half times, in the case of Mr. Sinha, the yearly severance payment referenced above. If Mr. Keiser or Dr. Squinto elects to terminate his employment without any basis for such termination between six months and one year after a change in control occurs, the Company will be obligated to pay him a cash lump sum equal to two times the yearly severance payment referenced above.

If Mr. Keiser and Dr. Squinto’s employment terminates for any of the reasons described above, or if a change in control occurs, all of their stock options and stock awards will vest and become immediately exercisable and remain exercisable through their original terms. If Mr. Sinha’s employment terminates for any of the reasons described above, or if a change in control occurs, all of Mr. Sinha’s equity awards that vest based on the length of employment will vest in full immediately and, in the case of options, remain exercisable through their original term and all equity awards that vest based on the achievement of performance goals will become exercisable or vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by Mr. Sinha and the Company.

If either Mr. Keiser or Dr. Squinto is not able to continue his employment due to a physical or mental incapacity or disability, all stock options and stock awards held by him prior to his disability will vest and become immediately exercisable. If Mr. Sinha is not able to continue his employment due to a physical or mental incapacity or disability, all stock options and equity awards granted to him will become exercisable and/or vested in accordance with the terms of the applicable stock incentive plan and any individual award agreements under which such awards were granted. Mr. Keiser’s and Dr. Squinto’s employment agreements provide that if any of them becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, the Company shall make a special payment to such executive such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax. Mr. Sinha’s employment agreement provides that if he becomes subject to such excise tax, then he will have the option of receiving a reduced payment or receiving a full payment without a gross-up from the Company only if the full payment without a gross-up results in a greater amount being retained by him after payment of excise taxes.

All of the Company’s employment agreements require the Company’s employees and executives to acknowledge the Company’s possession of information created, discovered or developed by the employees and executives which is applicable to the business of the Company and any client, customer or strategic partner of the Company. Each employee and executive also agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with the Company for a limited period of time.

Certain Relationships and Related Transactions

In June and October 1992, we entered into patent licensing agreements with Oklahoma Medical Research Foundation, or OMRF, and Yale University, or Yale. The agreements provide that we will pay to these institutions royalties based on sales of products incorporating technology licensed there under and also license initiation fees, including annual minimum royalties that increase in amount based on the status of product development and the passage of time. Under policies of OMRF and Yale, the individual inventors of patents are entitled to receive a percentage of the royalties and other license fees received by the licensing institution. Some of our founders and scientific advisors are inventors under patents and patent applications, including Dr. Bell, one of our directors and our Chief Executive Officer, Dr. Madri, one of our directors, and Dr. Squinto, Executive Vice President and Head of Research with respect to patent applications licensed from Yale and therefore, are entitled to receive a portion of royalties and other fees payable by us.

Compensation Committee Interlocks and Insider Participation

During the 2005 fiscal year, none of the Company’s executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a member of the Company’s Board of Directors or Compensation Committee. None of the current members of the Company’s Compensation Committee have ever been employees of the Company. Please also refer to the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions.”

COMPENSATION OF DIRECTORS

Under the Company’s current compensation structure, all non-employee, non-Chairman members of the Board are entitled, with 75% attendance at Board meetings since the prior annual meeting of stockholders, to receive an annual fee of $15,000. The Chairman of the Board is entitled, with 75% attendance at Board meetings since the prior annual meeting of stockholders, to receive an annual fee of $30,000. In addition to receiving the annual director fees, all outside directors will receive remuneration for each meeting attended. Each outside director is entitled to receive $1,500 for each Board Meeting and $750 for each Board committee meeting attended, if a committee meeting is more than 30 minutes. Each of Drs. Madri, Link and Waeger, and Messrs. Mathis, Norby and Parven attended at least 75% of the meetings of the Company’s Board in fiscal year 2005. The Audit Committee Chairperson will be entitled to an additional $10,000 annually. The Compensation Committee Chairperson will be entitled to an additional $10,000 annually. The Nominating and Corporate Governance Committee Chairperson will be entitled to an additional $5,000 annually. The Compliance and Quality Committee Chairperson will be entitled to an additional $5,000 annually.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company’s business and consistent with stockholders’ interests.

Our specific duties include reviewing the Company’s compensation practices, recommending compensation for executives and key employees, the making of recommendations to the Board of Directors with respect to major compensation and benefit programs, and administering the Company’s equity compensation and incentive plans.

Compensation Philosophy

The Company’s overall compensation philosophy is to offer competitive salaries, cash incentives, stock options, restricted stock awards and benefit plans consistent with the Company’s financial position. Rewarding capable employees who contribute to the continued success of the Company plus equity participation and a strong alignment to stockholder’s interests are key elements of the Company’s compensation policy. One of the Company’s strengths is the members of its strong management team who have been with the Company for a significant period of time. The Company’s executive compensation policy is to attract and retain key executives necessary for the Company’s short and long-term success by establishing a direct link between executive compensation and the performance of the Company by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards and by providing equity awards based upon present and expected future performance to further induce executives to participate in maximizing shareholder value.

The Company has no products approved for sale and has not generated any revenues from sales of products. Accordingly, for compensation purposes the Company’s performance is generally measured by milestones in the development of our drug candidates that the Company believes will allow us to evolve from a research and development company to a commercial biopharmaceutical entity, to achieve financing goals and to secure strategic partnerships. In the last fiscal year, the Company has achieved the following goals and milestones:

•	completed enrollment in eculizumab TRIUMPH Trial,

•	completed enrollment in eculizumab in SHEPHERD Trial in September 2005,

•	completed enrollment in pexelizumab Phase III cardiovascular disease trial in one indication: PRIMO-CABG 2 in Coronary Artery Bypass Graft surgery,

•	sold $150 million principal amount of 1.375% Convertible Senior Notes due February 1, 2012, netting approximately $145.2 million,

•	redeemed entire outstanding $120 million principal amount of 5.75% Convertible Subordinated Notes due March 2007.

In awarding salary increases and bonuses to the executive officers, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company’s performance during the past year and each executive’s contribution to such performance, as well as considered market and other data to ensure that executive officer compensation remains competitive.

Salary and bonus determinations assume that the executive will also receive annual grants of options to purchase Company common stock and/or restricted stock awards. Equity based awards are an essential component of each executive’s compensation package. The Committee believes that options, restricted stock awards and other equity awards closely align the interests of the executives with the Company’s stockholders, and allow the Company to adequately compensate the executives while conserving the Company’s cash.

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for qualifying “performance-based” compensation, including compensation attributable to certain stock options. The Company expects to keep “nonperformance-based” compensation within the $1 million limit in order that all executive compensation will be fully deductible. Nevertheless, although the Compensation Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as “performance-based” compensation.

Base Salary

Base salary represents the fixed component of the executive compensation program. The Company’s philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established based on an annual review of marketplace competitiveness with similar biopharmaceutical companies and based on internal relationships. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biopharmaceutical industry compensation surveys. On an individual basis, periodic increases in base salary relate to individual contributions to the Company’s overall performance, relative marketplace competitiveness levels, length of service and the industry’s annual competitive pay practice adjustments. Some of the evaluation criteria used by the Compensation Committee for determining salary increases awarded during fiscal year 2005 included, but were not limited to, the following: acquiring and maintaining adequate cash reserves, broadening and advancing the Company’s drug development pipeline, timely completing on-going clinical trials, broadening clinical development capacity, appropriately representing the Company in various public settings, and growing and enhancing the Company’s operating structure and management team towards potential commercialization.

Bonus

Bonuses represent the variable cash component of the executive compensation program that is tied to the Company’s performance and individual achievement. While the Company’s policy is to base a significant portion of its senior executives’ cash compensation on bonuses, no senior executive of the Company is guaranteed a bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual’s contribution to the Company’s performance.

Stock Options and Restricted Stock Awards

The Compensation Committee, which among other things administers the Company’s equity compensation and incentive plans, believes that one important goal of the executive compensation program should be to provide executives and key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership and potentially gain financially from the Company’s stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other employees of the Company are granted from time to time stock options, giving them a right to purchase shares of the Company’s Common Stock at a specified price in the future, and restricted stock, entitling them to receive shares of the Company’s Common Stock after predetermined periods of service to the Company. The grant of options and restricted stock is based primarily on an executive’s or employee’s contribution and potential contribution to the Company’s growth and financial results. In determining the size of option and restricted stock grants, the Compensation Committee considers the number of options and shares of restricted stock owned by such executive or employee, the number of options and shares of restricted stock previously granted and currently outstanding, and the aggregate size of the current option and restricted stock grants. Options are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and, accordingly, will only have value if the Company’s stock price increases. Generally, grants of options and restricted stock vest over four years and the individual must be employed by the Company, as an employee or consultant for such options and restricted stock to vest.

Personal Benefits

We do not provide our officers with perquisites, such as permanent lodging, cars or defraying the cost of personal entertainment or family travel.

2005 Compensation to Chief Executive Officer

In reviewing and recommending Dr. Bell’s salary and bonus and in awarding him stock options and restricted stock for fiscal year 2005 and for his future services, the Compensation Committee followed its performance based compensation philosophy. The Committee considered the achievements in the past fiscal year of the milestones set forth above in determining the compensation of Dr. Bell. By Compensation Committee action, Dr. Bell’s annual base salary was increased to $490,000 as of August 1, 2005. The adjustment to Dr. Bell’s salary was based in part on a determination that his salary has historically been substantially lower than for Chief Executive Officers at comparable companies, including a determination that his salary for 2004 was approximately 20% below the median of a comparator group of 19 early stage biotechnical / biopharmaceutical companies. For the 2005 fiscal year, Dr. Bell earned a performance based $275,000 bonus, which was paid in August 2005. The Compensation Committee recommended this salary and bonus after measurement against pre-specified objectives, in recognition of the Company’s achievements referred to above under Dr. Bell’s leadership, and Dr. Bell’s accomplishments of specific objectives, during the prior fiscal year.

In fiscal year 2005, Dr. Bell was granted options to purchase 42,500 shares of the Company’s Common Stock, of which 20,000 were granted early in fiscal year 2005 at an exercise price per share of $16.10 and 22,500 were granted in March 2005 at an exercise price per share of $20.38, the fair market value of the Common Stock on the dates of grants, under the terms of the 2004 Incentive Stock Option Plan. The options will become exercisable in 1/12th installments every three months over three years commencing on the date of grant. Dr. Bell also received 11,250 shares of Restricted Stock, 50% of which vests on the second anniversary of the grant date, and 12.5% of which vests every six months thereafter.

The Compensation Committee recommended the above option and restricted stock grants to secure the long-term services of Dr. Bell, to further align the Chief Executive Officer’s compensation with long-tem stockholder interests, to position his long term incentive more competitively in the marketplace, and to recognize his leadership in accomplishing the above-described milestones in fiscal year 2005.

Compensation Committee

Joseph A. Madri, Ph.D., M.D.

Alvin S. Parven

Ruedi E. Waeger, Ph.D.

The Company’s Stock Performance

The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts. The following graph compares cumulative total return of the Company’s Common Stock with the cumulative total return of (i) the Nasdaq Stock Market-United States, and (ii) the NASDAQ Biotechnology Index. The graph assumes (a) $100 was invested on July 31, 2000 in each of the Company’s Common Stock, the stocks comprising the NASDAQ Stock Market-United States and the stocks comprising the NASDAQ Biotechnology Index, and (b) the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ALEXION PHARMACEUTICALS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX

*$100 invested on 7/31/00 in stock or index-

including reinvestment of dividends.

Fiscal year ending July 31.

	7/00	7/01	7/02	7/03	7/04	7/05
Alexion Pharmaceuticals, Inc.	100	29	24	26	25	40
Nasdaq Stock Market (U.S.)	100	57	37	39	44	48
Nasdaq Biotechnology Index	100	92	49	56	56	69

Audit Committee Report

The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal control, the audit process and the process for monitoring compliance with laws and regulations. Our Board of Directors has determined that all of the Audit Committee members satisfy the definition of an independent director as established under the NASD Listing Standards and the SEC rules and regulations. The Board of Directors adopted a written charter for the Audit Committee on October 18, 2000 which was amended on September 23, 2003.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended July 31, 2005 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the fiscal year ended July 31, 2005, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Director’s that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended July 31, 2005 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee

Max Link, Ph.D.

Larry L. Mathis

R. Douglas Norby

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2006.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal year 2005 and fees billed for fiscal 2004:

	Fiscal Year Ending July 31,
Fees	2005	2004
Audit fees(1)	$548,075	$470,269
Audit related fees(2)	200	59,010
Tax fees(3)	79,600	61,100
All other fees(4)	—	—

(1)

Audit fees include fees billed and expected to be billed for fiscal 2005 by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements, the review of the Company’s financial statements included in its

Forms 10-Q, services related to SEC registration statements and filings, due diligence and accounting consultations necessary for the rendering of an opinion on the Company’s financial statements. Fees for services related to SEC registration statements and filings included in audit fees were $136,000 for fiscal year 2005 and $279,000 for fiscal year 2004.

(2)	Audit related services include employee benefit plan audits, internal control reviews and consultations concerning financial accounting and reporting standards.
(3)	Tax services include federal and state tax return preparation and planning and other tax consultation.
(4)	All other fees include advisory and consulting services and valuation services that do not impact the financial statements. The Company did not make use of PricewaterhouseCooper LLP for such services in the 2005 or 2004 fiscal years.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it pre-approve all audit and permissible non-audit services to be performed by the Company’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for the Company in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the fiscal year 2005. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 31, 2006. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, audited the Company’s consolidated financial statements for the fiscal years ended July 31, 2005, 2004 and 2003. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2” TO BE IN THE BEST

INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A

VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at the 2006 Annual Meeting of Stockholders of the Company must be received by the Company no later than July 1, 2006 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to that meeting.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if you shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC.,

352 KNOTTER DRIVE, CHESHIRE, CONNECTICUT 06410

ALEXION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 9, 2005.

Leonard Bell, M.D. and David W. Keiser, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on October 28, 2005, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, December 9, 2005 in the Park Avenue Room at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.	Proposal—Election of Directors—Nominees are:

Leonard Bell, David W. Keiser, Max Link, Joseph A. Madri, Larry L. Mathis, R. Douglas Norby, Alvin S. Parven and Ruedi E. Waeger.

☐    FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐    WITHHOLD AUTHORITY to vote for the listed nominees.

2.	Proposal No. 2—Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

                    ☐    FOR            ☐    AGAINST        ☐    ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                              , 2005

Signature

Signature if held jointly

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.